Exhibit 14.1

Revised Code of Ethics for Senior Financial Officers

Code of Ethics for Senior Financial Officers

1.0 Purpose

Defines additional specific requirements, beyond the Code of Business Conduct and Ethics, to which the Chief Executive Officer and all senior financial officers (including the Chief Financial Officer, the principal accounting officer, controller, and any persons performing similar functions) (“Senior Financial Officers”) of Visa Inc. (the “Company”) are bound. Designed to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial records and the preparation of financial statements, whether or not filed with the United States Securities and Exchange Commission (the “SEC”).

2.0 Scope

This Code applies to the Senior Financial Officers of the Company. The obligations of this Code supplement, but do not replace, the Company’s Code of Business Conduct and Ethics applicable to all employees.

3.0 Requirements

1.	The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC and in other public communications made by the Company. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Board of Directors any material information of which he or she may become aware that could affect the disclosures made by the Company in its public filings or otherwise assist the Board of Directors in fulfilling its responsibilities.

2.	Each Senior Financial Officer shall promptly bring to the attention of the Audit and Risk Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and/or, as appropriate, to the Audit and Risk Committee or the Board of Directors, as applicable, any information he or she may have concerning violations of the Company’s Code of Business Conduct and Ethics and of these additional policies by any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and/or, as appropriate, to the Audit and Risk Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of the Code of Business Conduct and Ethics or of these additional policies.

5.	Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and/or, as appropriate, to the Audit and Risk Committee or the Board of Directors, as applicable, any material transaction or relationship that arises and of which he or she becomes aware that reasonably could be expected to give rise to an actual or apparent conflict of interest between personal and professional relationships.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional requirements by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional requirements, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and/or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.

4.0 Waivers

Any request for a waiver of any provision of this Code by any Senior Financial Officer must be in writing and addressed to the Company’s Audit and Risk Committee, which shall have the sole and absolute discretionary authority to approve any such waiver. Any waiver and the grounds for such waiver shall be disclosed in accordance with the SEC rules and regulations and New York Stock Exchange rules, as applicable.

5.0 Accountability

The Chief Compliance Officer or their designee is the owner of the Code of Ethics for Senior Financial Officers. The owner of this Code will oversee and administer the Code, develop and maintain the procedures to support the Code, and ensure that Visa employees affected by the Code receive adequate communication and training. The owner of this Code will make recommendations to the Company’s Audit and Risk Committee from time to time as to any updates to the Code that may be necessary or appropriate.

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